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                                                                   Exhibit T3A-2

                                                     AK DRAFT- December 18, 2003

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            REPTRON ELECTRONICS, INC.

                  Reptron Electronics, Inc., a corporation organized and existing under the laws of the Florida Business Corporation Act (the "Corporation"), hereby certifies as follows:

                  A. The name of the corporation is Reptron Electronics, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Florida on December 30, ______.

                  B. Pursuant to sections 607.1006 and 621 of the Florida Statutes and the order dated __________, 2004 of the United States Bankruptcy Court for the Southern District of Florida (the "Court"), which has jurisdiction over the Corporation in a case under Chapter 11 of Title 11 of the United States Code, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended.

                  C. The text of the Amended and Restated Certificate of Incorporation as previously amended or supplemented is restated and further amended to read in its entirety as follows:

                  FIRST: The name of the Corporation is Reptron Electronics,
Inc.

                  SECOND: The address of the Corporation's registered office in the State of Florida is 14401 McCormick Drive Tampa, Florida, 33626. The name of the registered agent at that address is Chuck Scheiwe.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Florida Business Corporation Act.

                  FOURTH: The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock that the Corporation shall have authority to issue is ___ Million (__,000,000) shares. Fifty Million (50,000,000) shares shall be Common Stock, each having a par value of $0.01 per share. _____ shares shall be Preferred Stock, each having a par value of $0.01 per share. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Florida Business Corporation Act, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them, and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing

                                    EXHIBIT B

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the number of shares of such series. To the extent required by Section 1123(a)
of Title 11, Chapter 11 of the United States Code and notwithstanding anything to the contrary herein, in no event shall the Corporation be authorized to issue any class or series of nonvoting equity securities.

                  FIFTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors shall be six. The number of directors can be increased decreased from time to time exclusively by one or more resolutions adopted by the Board of Directors.

                  SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

                  SEVENTH: Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                  EIGHTH: No director of this corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the Florida Business Corporation Act is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended. Any repeal or modification of this Article Eighth shall be prospective and shall not affect the rights under this Article Eighth in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification. Notwithstanding any of the provisions of this Amended and Restated Certificate of Incorporation, this Amended and Restated Certificate of Incorporation shall not in any way countermand or otherwise affect provisions concerning indemnification set forth in the "Second Amended Plan of Reorganization, Dated December ___, 2004" of the Corporation (the "Plan") or the Order of the Court confirming the Plan, entered on __________, 2004.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute.

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                  IN WITNESS WHEREOF, this Amended and Restated Certificate of
Incorporation has been signed by __________, its authorized officer this _____ date of __________, 2004.

                                        Reptron Electronics, Inc.

                                        By:_____________________________________
                                        Name:
                                        Title: